Exhibit 10.1

FIRST AMENDMENT AND WAIVER TO

AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT AND WAIVER (the “Amendment”) entered into as of May 9, 2016 by and between CPI AEROSTRUCTURES, INC. (the “Borrower”), and BANKUNITED, N.A., a national banking association, as Sole Arranger, Agent, and a Lender, CITIZENS BANK, N.A., a national banking association, as a Lender, and the other financial institutions from time to time parties thereto as lenders (collectively, the “Lender”), BANKUNITED, N.A., a national banking association, as administrative agent and collateral agent for the Lender thereunder (in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively and each an “Agent”).

WHEREAS, the Borrower, the Agent and the Lender are parties to that Amended and Restated Credit Agreement dated as of March 24, 2016, as same may be hereafter amended and modified (the “Agreement”); and

WHEREAS, the Borrower has requested that the Agent and the Lender (i) amend certain provisions of the Agreement, and (ii) waive certain covenant non-compliance under the Agreement; and

WHEREAS, the Agent and the Lender is willing to accede to such request to (i) amend certain terms of the Agreement, and (ii) waive certain covenant non-compliance under the Agreement, in each case subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.     All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement.

2.     Subject to the terms and conditions hereof, the Agreement is hereby amended as follows:

(A)     Section 1.1 of the Agreement (Defined Terms) is amended by deleting the following definitions and substituting the following therefor:

“A-10 Contract Reimbursement Payment”: shall mean any modification, contract reduction, contract reimbursement, penalty, refund or damage payments or other similar fees, damages, refunds or other amounts payable in connection with the foregoing, including (without limitation) any related income tax refund in connection therewith, in each case with respect to or derived from the modification and adjustment of the 2008 contract or other related contract with The Boeing Company with respect to the Boeing A-10 Wing Replacement Program, excluding the A-10 2015 REA Payment.

“Applicable Margin”: means, from time to time with respect to Revolving Credit Loans and Term Loans and the fees payable under Section 3.5(a), the following percentages per annum, adjusted quarterly based upon the Borrower’s Maximum Leverage Ratio for the fiscal quarter then-ended (the “Financial Covenant”) as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(a):

Pricing Level	Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin	Commitment Fee
1	>2.75x	3.25%	0.75%	0.50%
2	>2.00x < 2.75x	3.00%	0.50%	0.50%
3	> 1.00x; < 2.00x	2.75%	0.50%	0.50%
4	< 1.00x	2.50%	0.50%	0.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Financial Covenant shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Margin in effect from the Closing Date through March 31, 2016 shall be determined based upon Pricing Level 2.

Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Margin for any period shall be subject to the provisions of Section 3.1(j).

“Contract Termination Payment”: shall mean any termination, cancellation, rejection or similar fee or amount received by Borrower upon any early termination, cancellation, rejection, expiration or inability to agree with respect to any Designated Contract or any damages or other amounts received by Borrower for the foregoing. Neither an A-10 Contract Reimbursement Payment nor an A-10 2015 REA Payment shall be deemed to constitute a Contract Termination Payment.

“Designated Amount”: shall mean (a) with respect to Contract Termination Payments, the lesser of (i) fifty (50%) percent of each Contract Termination Payment received by the Borrower (less amounts due to subcontractors), or (ii) the outstanding principal balance of the Term Loan; or (b) with respect to A-10 2015 REA Payments, the lesser of (i) one hundred (100%) of each A-10 2015 REA Payment received by Borrower, or (ii) the outstanding principal balance of the Term Loan.

“EBITDA”: means:

(I)     for the fiscal periods ended 6/30/16, 9/30/16 and 12/31/16, an amount equal to Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such measurement period) minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Net Income (in each case of or by the Borrower and its Subsidiaries for such measurement period), and (iii) the sum of all non-recurring reimbursement and termination payments including (without limitation) all A-10 Contract Reimbursement Payments, Contract Termination Payments and A-10 2015 REA Payments and plus (c) the additional costs to complete 38 additional shipsets with respect to the Boeing A-10 Wing Replacement Program in the approximate aggregate amount not to exceed $15,300,000; and

(II)     at any date of determination other than as described in clause (I) above, an amount equal to Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such measurement period) and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Net Income (in each case of or by the Borrower and its Subsidiaries for such measurement period), and (iii) the sum of all non-recurring reimbursement and termination payments including (without limitation) all A-10 Contract Reimbursement Payments, Contract Termination Payments and A-10 2015 REA Payments.

(B)     Section 1.1 of the Agreement (Defined Terms) shall be amended by adding the definition “A-10 2015 REA Payment” as follows:

“A-10 2015 REA Payment”: shall mean payments made to the Borrower from The Boeing Company pursuant to that Request for Equitable Adjustment made in fiscal year 2015 in the approximate amount of $3,000,000 to reimburse the Borrower for additional costs incurred with respect to the Boeing A-10 Wing Replacement Program.

(C)     Section 2.7 of the Agreement (Repayment of Term Loan) is amended by deleting same and substituting the following therefor:

“2.7     Repayment of Term Loan. The principal balance of the Term Loan shall be payable to the Administrative Agent for the account of each Term Lender (in accordance with each Term Lender’s respective Term Loan Percentage) in consecutive monthly installments of principal, (i) the first twelve (12) of which (payments 1 through 12) shall be in an amount equal to Forty One Thousand Six Hundred Sixty-Six and 67/100 ($41,666.67) Dollars each, (ii) the next twelve (12) of which (payments 13 through 24) shall be in an amount equal to One Hundred Twenty-Five Thousand and 00/100 ($125,000.00) Dollars each and (iii) the next eleven (11) of which (payments 25 through 35) shall be in an amount equal to One Hundred Sixty-Six Thousand Six Hundred Sixty-Six and 67/100 ($166,666.67) Dollars each; such payments (i) through (iii) commencing on May 1, 2016 with each succeeding installment being due on the first Business Day of each month thereafter until March 1, 2019 with a final payment due on the applicable Term Loan Maturity Date in an amount equal to the then outstanding principal balance of the Term Loan. Notwithstanding the foregoing, upon Borrower’s receipt of either a Contract Termination Payment (if any) or a A-10 2015 REA Payment, Borrower shall then (at Borrower’s option) either (1) prepay the Term Loan (which in the case of Eurodollar Term Loans shall be on the last day of the current Interest Period) in the principal amount equal to the applicable Designated Amount plus all accrued and unpaid interest through the date of prepayment, or (2) deposit into a bank account held by and pledged (as additional collateral for the Loans and any related interest rate swap obligations, if applicable) to the Agent on behalf of the Term Lenders, on terms and documentation satisfactory to the Agent and its counsel, an amount equal to the applicable Designated Amount. Each Term Lender shall receive its Term Loan Percentage of each installment of principal paid under the Term Loan.”

(D)     Section 3.4(h) of the Agreement is amended by deleting same and substituting the following therefor:

“(h)     Upon Borrower’s receipt of (i) either a Contract Termination Payment (if any) or an A-10 2015 REA Payment, Borrower shall comply with the prepayment or cash security provisions of Section 2.7; and (ii) each A-10 Contract Reimbursement Payment (if any), Borrower shall comply with the prepayment provisions of Section 2.3.”

(E)     Section 7.1(b) of the Agreement (Maximum Leverage Ratio) is amended by deleting same and substituting the following therefor:

“(b)     Maximum Leverage Ratio. Permit the Leverage Ratio of the Borrower at the end of each fiscal quarter for the trailing four quarter period then ended to be more than (i) 3.5 to 1.0 for the fiscal quarters ending June 30, 2016 and September 30, 2016, and (ii) at all other times, 3.0 to 1.0. “Leverage Ratio” shall mean Funded Debt, divided by EBITDA.”

(F)     A new section, Section 7.1(d) (Minimum EBITDA) has been added to the Agreement as follows:

“(d)     Minimum EBITDA. Permit the sum of Borrower’s EBITDA minus any A-10 2015 REA Payment received at the end of each fiscal quarter for the fiscal quarter then-ended to be less than the following:

Fiscal Quarter End:	Amount:
6/30/16	$2,100,000
9/30/16	$2,400,000
12/31/16	$2,600,000
3/31/17	$2,400,000
6/30/17	$1,800,000
9/30/17	$2,000,000
12/31/17	$2,300,000
3/31/18 and thereafter	$2,000,000”

(G)     Except as amended herein, all other provisions of the Agreement and the Loan Documents shall remain in full force and effect, and are hereby ratified.

3.     The Lender and the Borrower agree that as of May 6, 2016, the aggregate outstanding principal amount of: (i) the Revolving Credit Loans as evidenced by each Revolving Credit Note is $20,738,684.58, (ii) the Term Loan as evidenced by each Term Loan Note is $9,958,333.33.

4.     The Borrower hereby represents and warrants to the Lender that:

(a)     Each and every of the representations and warranties set forth in the Agreement is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety; provided, however, that the September 30, 2015 date in Sections 4.1 and 4.2 shall be deemed to be December 31, 2015.

(b)     No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect hereto.

(c)     There are no defenses or offsets to the Borrower’s obligations under the Agreement, the Notes or the Loan Documents or any of the other agreements in favor of the Lender referred to in the Agreement.

(d)     The WHEREAS clauses set forth hereinabove are true and correct.

5.     Non-compliance by the Borrower with the following covenants, for the following fiscal period(s) ended on the date(s) set forth below, is hereby waived by the Agent and the Lender, solely to the extent and subject to the facts and terms and for the period(s) set forth below:

(a)     Section 7.1(a) of the Agreement, Minimum Debt Service Coverage Ratio, which should have been at least 1.50 to 1.0 for the trailing four fiscal quarters ended March 31, 2016, but was actually a negative (3.93) to 1.0 as of the end of such fiscal quarter.

(b)     Section 7.1(b) of the Agreement, Maximum Leverage Ratio, which should have been not greater than 3.0 to 1.0 for the trailing four fiscal quarters ended March 31, 2016, but was actually a negative (5.06) to 1.0 as of the end of such fiscal quarter.

(c)     Section 7.1 (c) of the Agreement, Minimum Net Income, which should have been at least $1 as of the end of the fiscal quarter ended on March 31, 2016, but was actually a loss of $(9,220,221.00) as of the end of such fiscal quarter.

6.     It is expressly understood and agreed that all collateral security for the Loans and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans and other extensions of credit provided in the Agreement as herein amended, including (without limitation) Borrower’s obligations under the Master Agreement. Without limiting the generality of the foregoing, the Borrower hereby absolutely and unconditionally confirms that each Loan Document, document and instrument executed by the Borrower pursuant to the Agreement continues in full force and effect, is ratified and confirmed and is and shall continue to be applicable to the Agreement (as herein amended).

7.     The amendments and waivers set forth herein are limited precisely as written, based on the facts disclosed in writing to the Lender, for the periods stated and shall not be deemed to (a) be a consent to or a waiver of, or future waiver of any further violation or non-compliance with any of the indicated covenants or any other term or condition of the Agreement or any of the documents referred to therein, or (b) prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Agreement or any documents referred to therein. Whenever the Agreement is referred to in the Amendment or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

8.     The Borrower agrees to pay on demand, and the Agent may charge any deposit or loan account(s) of the Borrower, all expenses (including reasonable attorney’s fees) incurred by the Lender in connection with the negotiation and preparation of the Agreement as amended hereby.

9.     This Amendment shall become effective on such date as all of the following conditions shall be satisfied retroactive to the date hereof:

(a)     The Agent shall have received four (4) executed, original counterparts of this Amendment.

(b)     The Agent shall have received executed counterparts of any action (in form and substance satisfactory to the Agent and its counsel) taken by the Borrower to authorize the execution, delivery and performance of this Amendment and such other documents as the Lender or its counsel may require.

(c)     Payment by the Borrower of Lender’s Amendment and Waiver fee in the amount of $100,000.00, together with all out of pocket costs, expenses and reasonable attorneys’ fees incurred by the Agent in connection with this Amendment and the related documents.

10.     This Amendment is dated as of the date set forth in the first paragraph hereof and shall be effective (after satisfaction of the conditions set forth in paragraph 9 above) on the date of execution by the Agent and the Lender, retroactive to such date.

11.     This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

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SIGNATURE PAGE

FIRST AMENDMENT AND WAIVER TO CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

CPI AEROSTRUCTURES, INC.,

as Borrower

By: ______________________

Name:

Title:

BANKUNITED, N.A.,

as Arranger, Agent, and a Lender

By: ______________________

Name:

Title:

BANKUNITED, N.A.,

as Administrative Agent and Collateral Agent

By: ______________________

Name:

Title:

CITIZENS BANK, N.A.,

as a Lender

By: ______________________

Name:

Title: